UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 26, 2004

Liberty Media International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50671	20-0893138
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

12300 Liberty Boulevard
Englewood, Colorado 80112
(Address of principal executive offices)

(720) 875-5800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement

     On November 26, 2004, Liberty Media International, Inc. and certain of our subsidiaries entered into a contribution agreement with Sumitomo Corporation with respect to the shares in Jupiter Telecommunications Co., Ltd. owned by each of us. Jupiter Telecommunications Co., Ltd., which we refer to as J-COM, is a broadband provider of integrated entertainment, information and communication services in Japan. We and Sumitomo are also shareholders in Chofu Cable, Inc., another Japanese broadband service provider, and in Jupiter Programming Co., Ltd., which develops and distributes cable and satellite television channels in Japan.

     Pursuant to the contribution agreement, our approximate 45% ownership interest in J-COM and substantially all of Sumitomo Corporation’s approximate 32% ownership interest in J-COM will, subject to certain conditions, be combined in LMI/Sumisho Super Media, LLC, which we refer to as Super Media. Super Media is currently our wholly-owned subsidiary and owns an approximate 11.5% ownership interest in J-COM. On the closing date of the contribution agreement, our remaining 33.5% ownership interest in J-COM, which is currently held through separate subsidiaries, will be contributed to Super Media and Sumitomo Corporation will contribute approximately a 20% ownership interest in J-COM to Super Media, bringing Super Media’s total ownership interest in J-COM to approximately 65% as of the closing date. Subject to certain conditions, Sumitomo Corporation has the obligation to contribute substantially all of its remaining 12% ownership interest in J-COM to Super Media during the year following the closing date. Also, we and Sumitomo Corporation are generally required to contribute to Super Media any additional shares of J-COM that either of us acquires and to permit the other party to participate in any additional acquisition of J-COM shares during the term of Super Media.

     Super Media will be managed by a management committee consisting of two members, one appointed by us and one appointed by Sumitomo. If J-COM launches an initial public offering of its shares in Japan, the management committee member appointed by us will have a casting or deciding vote with respect to any management committee decision that we and Sumitomo Corporation are unable to agree on (with the exception of the terms of any initial public offering of J-COM), which casting vote will remain in effect for the term of Super Media. Certain decisions with respect to Super Media require the consent of both members rather than the management committee. These include a decision to sell J-COM shares, issue additional units in Super Media, make in-kind distributions or dissolve Super Media, in each case other than as contemplated by the Super Media operating agreement, and also include a decision by Super Media to engage in any business other than holding J-COM shares.

     If our casting vote becomes effective, we will indirectly control J-COM through our control of Super Media, which will have a controlling financial interest in J-COM. Accordingly, we would then begin consolidating J-COM’s results of operations for accounting purposes. Super Media will be dissolved five years after our casting vote becomes effective unless we and Sumitomo mutually agree to extend the term. Super Media may also be dissolved earlier under certain circumstances.

     Closing under the contribution agreement is expected to occur at the end of this year provided that all conditions in the agreement are met. The contribution agreement will terminate if closing does not occur by March 31, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY MEDIA INTERNATIONAL, INC.
Date: November 30, 2004	By:	/s/ ELIZABETH M. MARKOWSKI
Elizabeth M. Markowski
Senior Vice President